                                                                   Exhibit 4.7.1

Directors                                                      21/st/ March 2000

BHC Aerovox Limited
20-21 Cumberland Drive Granby Industrial Estate Weymouth Dorset
DT49TE

Dear Sirs

OVERDRAFT AND OTHER FACILITIES

We Lloyds TSB Bank plc (the "Bank") are pleased to offer to BHC Aerovox Limited an overdraft facility in sterling on account number 2471758 and/or in US dollars and Euros on accounts numbered 11283596 and 86018991 on the following terms and conditions.

Amount
------

The maximum aggregate amount outstanding under the facility at any time (calculated on the basis of cleared funds) shall not exceed (Pounds)2,500,000. For the purpose of determining whether the total amount owing is at any particular time within or in excess of the agreed limit, amounts owing in a currency other than sterling shall be notionally converted into sterling on the basis of the Bank's exchange rate for buying that currency with sterling at that time.

You should note that the above limit applies collectively to the overdraft facility and to the documentary credit facility, and the negotiations facility included in the other facilities referred to below. Because of this, utilisations of each such facility will be taken into account to determine the amount available for utilisation by the other facilities.

Availability
------------

Any amounts from time to time owing under the facility are repayable on demand but it is the Bank's present intention to make the facility available until 28/th/ February 2001. All moneys from time to time owing to the Bank under the facility shall be repaid no later than this date or such later date as may from time to time be advised in writing by the Bank. The amounts owing at any time may include interest, costs or charges debited to one or more of the accounts in accordance with the terms of this letter.

The Bank shall have the right at the time of making demand or at any time thereafter to convert all amounts then due and payable in a currency other than sterling into sterling at the Bank's exchange rate for selling that currency against sterling at that time. The Bank shall as soon as possible after such conversion advise you of the sterling amount then owing.

                                                                   Exhibit 4.7.1

Interest
--------

Interest is calculated on the cleared daily balance of each account and will be payable on amounts owing up to the aforesaid limit at 1.5% per annum over the Bank's Base Rate from time to time (currently 7.5% per annum in total) in the case of amounts owing in sterling and at 1.5% per annum over the Bank's relevant short term offered rate from time to time in the case of amounts owing in any other currency.

Amounts owing in excess of the agreed limit (if the Bank allows any such excess at any time) will be deemed to be amounts owing in sterling and interest will be payable thereon at the Bank's Unauthorised Overdraft Rate (presently 2% per month, Equivalent Annual Rate 24%). If there are no amounts owing in sterling, or the amounts owing in sterling are less than the excess, interest will be payable on an amount or amounts equivalent to the excess, or, as the case may be, on the amount by which the excess exceeds the overdrawn balance of the sterling account on such currency account or accounts as the Bank shall determine at the Bank's unauthorised currency borrowing rate from time to time (currently 12% per annum over the Bank's relevant short term offered rate(s)).

Interest will be debited to the relevant account or, in the case of interest calculated in accordance with the previous paragraph, to such account as the Bank shall determine, monthly in arrears (normally on the 20th of each month or on the next working day). Interest may also be debited on the date upon which the facility ceases to be available.

The Bank's Base Rate and Unauthorised Overdraft Rate may be varied (either up or down) by the Bank at any time. Notice of changes will be displayed in branches of the Bank, although the Bank's short term offered rate for each currency may vary from day to day and upon request the Bank will advise you of the rates then applicable.

Interest will be calculated on the basis of the actual number of days elapsed and a 360 day year or a 365 day year as is in the Bank's reasonable opinion usual market practice for the relevant currency.

Costs and Charges
-----------------

Account transaction charges will be payable on the sterling account monthly in accordance with the Bank's Standard Business Tariff, a copy of which is enclosed. In addition further charges will be payable for other services provided, as shown in the tariff leaflet or as otherwise advised by the Bank from time to time.

If any accounts detailed under Financial Information below are not received by the Bank when due a management fee of (Pounds)25 will be payable in respect of each such set of accounts and will be debited to the account immediately. If the accounts are not received within a further 14 days an additional management fee of (Pounds)10 per week will then be payable until such accounts are received. This fee will be debited to the account weekly in arrears.

These charges will be debited to the sterling account and may be varied by the Bank at any time and notice of changes will be advised to you.

An arrangement fee of (Pounds)12,500 is payable. This will be debited to account number 2471758 in the next few days.

All costs and expenses incurred by the Bank in creating, preserving or enforcing the security referred to below shall be debited to account number 2471758 under advice to you.

                                                                   Exhibit 4.7.1

Security
---------

It is a condition of the facility (and of the other facilities referred to below) that amounts owing shall be secured by the following. Any security which is not already in place is to be provided to the Bank in a form acceptable to the Bank and, if so requested by the Bank, shall be accompanied by evidence of the value of the security.

(a) a first legal charge over the leasehold land and buildings at 20-21 Cumberland Drive, Granby Industrial Estate, Weymouth, Dorset,

(b)      an unlimited debenture dated 13/th/ April 1999 from you, and

(c) a first legal charge dated 22/nd/ April 1999 over the freehold land and buildings on the East side of Cumberland Drive, Weymouth, Dorset.

Financial Information
---------------------

Whilst the facility and/or any of the other facilities remain available you should provide to the Bank as soon as possible after the end of the period to which they relate copies of any financial information that the Bank may from time to time reasonably request, including:

(a) your audited annual accounts within 150 days of the end of your financial year, and

(b) your monthly management accounts together with or including an age analysis of debtors within 30 days of the end of each month.

Other Facilities
----------------

In addition to the overdraft facility we are pleased to offer to you the facilities detailed in the Schedule of Other Facilities. Except when reference is made to another agreement, each additional facility will be available upon such terms and conditions as shall from time to time be specified by the Bank. The facilities may be cancelled by the Bank at any time, but it is the Bank's present intention to keep the facilities in place for the period of availability of the overdraft facility and your liability in respect of any utilisation may extend beyond such period of availability.

Amounts outstanding in connection with the foreign exchange facility, the indemnity line, the documentary credit facility, and the negotiations facility may be in sterling and/or any other currency. For the purpose of determining whether there is sufficient availability within the specified limit for any particular utilisation, amounts outstanding in a currency other than sterling shall be notionally converted into sterling on the date of the proposed utilisation on the basis of the Bank's exchange rate for buying the relevant currency with sterling at that time.

If upon termination of the overdraft facility there are any foreign exchange contracts outstanding or any contingent liabilities existing under these additional facilities (or any of them) the Bank shall have the right at any time to close out any such foreign exchange contracts and upon any request from the
Bank:

(a) an amount sufficient to indemnify the Bank for all costs and losses incurred by the Bank in or in connection with closing out such foreign exchange contracts shall be paid to the Bank, and

(b) an amount equal to the value of any such contingent liabilities existing at such time shall be deposited to the Bank with the intent that such deposit shall be held by the Bank as security for those liabilities and that such documentation and other things (including the payment of any associated costs) as the Bank may require in order to perfect such security shall be completed.

                                                                   Exhibit 4.7.1

For the purposes of the above, the Bank shall have the right at the time of making demand or at any time thereafter to convert all amounts then due and payable in connection with any of these additional facilities in a currency other than sterling into sterling at the Bank's exchange rate for selling that currency against sterling at that time. The Bank shall as soon as possible after such conversion advise the sterling amount then owing.

The Bank may debit any amount owing in connection with these additional facilities to your account with the Bank whether or not that would cause the account to become overdrawn or the agreed overdraft limit on the account to be breached.

Period of Offer
---------------

Please confirm your acceptance of the facilities offered by returning the attached duplicate of this letter with the acknowledgement signed in accordance with the bank mandate currently held by the Bank. If such confirmation is not received by the Bank (at the address given at the heading of this letter) by 21/st/ April 2000 the offer will lapse.

Yours faithfully
For and on behalf of Lloyds TSB Bank plc

Neil Cullum
Senior Manager
Lloyds TSB Commercial

We hereby acknowledge and accept the terms of your offer dated 21/st/ March 2000 of which this is a duplicate and agree all the terms and conditions therein contained.

In accepting this letter we confirm that neither the execution by us of this letter nor the utilisation by us of the facilities being made available will conflict with or breach any requirement or limitation set out in our Memorandum and Articles of Association. For and on behalf of BHC Aerovox Limited (company registered number 2775957)

Signed by   ........................... (name)    ................... (name) ......................

(signature) .......................... (signature)

 ................ 2000 (date)            .................... 2000 (date)


This letter creates legal obligations. Before signing you may wish to take
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independent advice.
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

                                                                   Exhibit 4.7.1

                         SCHEDULE OF OTHER FACILITIES
                         ----------------------------

The following additional facilities are available:

1      a foreign exchange facility of (Pounds)200,000 for spot and forward
       ----------------------------------------------
exchange contracts of up to 24 months.

You may enter into foreign exchange contracts with the Bank provided that the aggregate of 10% of the value of contracts with a maturity date of 6 months or less from the contract date, 15% of the value of contracts with a maturity date of 12 months or less (but of more than 6 months) from the contract date, and (c) 20% of the value of contracts with a maturity date of more than 12 months from the contract date outstanding at any time does not exceed the limit detailed above.

2      an indemnity line of (Pounds)200,000 to cover bonds, indemnities and
       ------------------------------------
guarantees ("BIGs") issued by the Bank or its correspondents on your behalf. The total value of all BIGs that may be outstanding at any one time may not exceed the limit detailed above.

Please note that the total liability of the Bank under certain customs and excise guarantees is twice the amount quoted on the guarantee.

The Bank shall be under no obligation to issue any BIG unless the terms of the BIG and the expiry date of the BIG (or means by which the Bank can terminate its liability) are acceptable to the Bank. The Bank is to be indemnified to its complete satisfaction for its liability in connection with each BIG issued.

3      a documentary credit facility of (Pounds)2,500,000 to cover documentary
       --------------------------------------------------
letters of credit opened by the Bank on your behalf. The limit detailed above is the maximum total liability of the Bank that may be outstanding under all such letters of credit at any one time.

The Bank shall be under no obligation to open any letter of credit unless the terms of the letter of credit are acceptable to the Bank. The Bank is to be indemnified to its complete satisfaction for its liability in connection with each letter of credit opened.

4      a negotiations facility of (Pounds)2,500,000 to cover the negotiation by
       --------------------------------------------
the Bank of cheques and bills of exchange payable abroad with recourse to you. The limit detailed above is the maximum total amount of proceeds paid to you in respect of cheques and bills of exchange which the Bank anticipates at any point in time may be unpaid by the drawer thereof. For this purpose the Bank will assume payment after 30 days if not actually advised of payment or non-payment, but this shall not prejudice the Bank's right of recourse to you if advice of non-payment is received at any time thereafter.

5      a LloydsLink payments facility under and subject to the terms and
       ------------------------------
conditions set out in a separate agreement to cover the transfer of funds from agreed accounts by automated means initiated by you. The following limit applies to the facility:

(Pounds)500,000; the maximum total value of LloydsLink transactions that have been initiated through the PC Pay module, but have not been debited to the agreed accounts ("three day value payments").

6      a daylight facility of (Pounds)150,000 to cover the aggregate value of
       ---------------------------------------
payments that may be made on your behalf in respect of LloydsLink international payments in any one day in anticipation of cleared credits to be received into your account on that day.

                                                                   Exhibit 4.7.1

Dear Sirs,

                             WAIVER AND AMENDMENT

We refer to the Business Loan Agreement which was signed by the Bank (in the name of Lloyds Bank Pic) on 15/th/ April 1999 (the "Agreement") and to the security documents required to be effected thereby from time to time. Pursuant to the foregoing we agreed to make available to BHC Aerovox Ltd a loan of up to (Pounds)500,000.

We note that, as at the date of this letter, you appear to be in breach of the terms of the Agreement in that your audited accounts for the year ended 1/st/ January 2000 show that:

(i) your Net Worth is not being maintained at the level required by the Additional Terms and Conditions of the Agreement,
(ii) your net Borrowing is a greater percentage of Net Worth than the figure set out in the Additional Terms and Conditions of the Agreement,
(iii) your profit before taxation, depreciation and interest paid and payable is not being maintained at the percentage of total principal repayments and interest paid and payable set out in the Additional Terms and Conditions of the Agreement.
(iv) your profit before taxation and interest paid and payable is not being maintained at the percentage of interest paid and payable set out in the Additional Terms and Conditions of the Agreement, and,

A breach of the Agreement entitles us to cancel the loan, to make the loan payable on demand and/or to demand immediate payment of all amounts owing to the Bank under or pursuant to the Agreement. Nevertheless, we are prepared to take no action on this occasion provided that:

I.           no other breach of the Agreement occurs or is continuing, and

2. with effect from your audited accounts as at 1/st/ January 2001 the provisions of the Additional Terms and Conditions of the Agreement as amended in 3 below are complied with, and

3. with effect from the date of your acceptance of this letter the Additional Terms and Conditions Financial Covenants of the Agreement shall be amended to read as attached.

From the date of your acceptance of this letter the Agreement and this letter shall be construed as one agreement.

Yours faithfully
For and on behalf of Lloyds TSB Bank plc

Neil Cullum
Senior Manager

                                                                   Exhibit 4.7.1

We hereby acknowledge and accept the terms of your offer dated 24 February, 2000 of which this is a duplicate and agree all the terms and conditions therein contained.

For and on behalf of BHC Aerovox

Signed by:  Julian Boardman                          Peter Maclure
             6-3-00 (date)                           6-3-00 (date)

This letter creates legal obligations. Before signing you may wish to take
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independent advice.
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

                                                                   Exhibit 4.7.1

                        ADDITIONAL TERMS AND CONDITIONS

                              FINANCIAL COVENANTS

When this document has been signed by both LLOYDS TSB BANK PLC (the "Bank") and BHC AEROVOX LIMITED (the "Customer") the terms and conditions below will be added to those terms and conditions set out in the BUSINESS LOAN AGREEMENT which was signed by the Bank (in the name of Lloyds Bank Plc) on 15/th/ April 1999 (the "Agreement"). These Additional Terms and Conditions shall apply for as long as any moneys are owing to the Bank under the Agreement or the Bank is under any obligation under the Agreement.

I. The Customer shall maintain Net Worth at not less than (Pounds)3,700,000 as at 1/st/ January 2001 and (Pounds)4,250,000 as at each subsequent 1/st/ January;

2. The Customer shall not permit the Net Borrowing of the Customer and its subsidiaries to exceed 75 per cent of Net Worth;

3. The customer shall not permit the total interest paid and payable shown in any financial statement provided by the Customer to exceed 40 per cent of the profit before taxation and interest paid and payable as shown in those accounts; and.

4. The customer shall not permit the total principal repayments and interest paid and payable shown in any financial statement provided by the Customer to exceed 65 per cent of the profit before taxation, depreciation and interest paid and payable as shown in those accounts.

The above covenants will be tested by the Bank from any financial statement provided to the Bank by the Customer.

The expression:

Net Borrowing shall include all borrowed moneys and all liabilities and indebtedness, whether or not then due, under acceptance credits and hire purchase, instalment credit, equipment leasing or similar agreements, any amount guaranteed and all other actual or contingent liabilities but excluding trade debts and liabilities for the payment of tax less all freely available cash balances and credit balances with banks,


Net Worth shall mean at any particular time the aggregate of the amount paid up on your issued share capital and the consolidated distributable and non-distributable reserves of the Customer and its subsidiaries but (i) after deducting the total of any debit balance on propit and loss account and the book value of goodwill and any other intangible assets, and (ii) excluding any minority interests in subsidiaries and any increase in the valuation of assets subsequent to the date of the financial statement, and profit before taxation shall exclude credit items of an extraordinary nature and credit items of an exceptional nature unless taken into account at the Bank's discretion for the purpose of any relevant calculation subsidiary shall have the meaning set out in the Agreement. During any period in which the Customer does not have a subsidiary, all references to subsidiaries and consolidated shall be ignored and the relevant text read and construed accordingly.